Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-111040) and related prospectus pertaining to the registration of up to U.S.$2,000,000,000 of debt securities of Teléfonos de México, S.A. de C.V. of our report dated February 28, 2005, except for Notes 2, 6, 15g) and 19, as to which the date is April 14, 2005, with respect to the consolidated financial statements of Teléfonos de México, S.A. de C.V. included in the Annual Report (Form 20-F) for the year ended December 31, 2004.

Mancera, S.C.
A member firm of
Ernst & Young Global

/s/ Fausto Sandoval Amaya
C.P.C. Fausto Sandoval Amaya

Mexico City, Mexico

June 27, 2005